UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 31, 2005

                               NuWay Medical, Inc.
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             (Exact name of registrant as specified in its charter)

                Delaware                 000-19709           65-0159115

      (State or other jurisdiction      (Commission         (IRS Employer
              of incorporation)         File Number)      Identification No.)

                2603 Main Street, Suite 1155, Irvine, CA 92614
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             (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code: (949) 235-8062

                                 Not Applicable
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        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement.

      On December 31, 2005, NuWay Medical, Inc. (the "Company") executed a Marketing and Licensing Agreement ("M&L Agreement") with IOWC Technologies, Inc., a federally registered Canadian corporation ("IOWC"), and Kenneth Reay Code, ("Code"), an individual (collectively referred to as "BioLargo"). Pursuant to the M&L Agreement the Company, through its wholly-owned subsidiary BioLargo Life Technologies, Inc., a California corporation ("BLTI") acquired certain rights ("Rights") from BioLargo to develop, market, sell and distribute products that were developed, and are in development, by BioLargo.

      BioLargo also assigned to BLTI its rights and obligations in its license agreements with BioLargo, LLC and Food Industry Technologies, Inc., as well as its rights set forth in a letter of intent with GTS Research, Inc. (collectively, the "Assigned Agreements"). The M&L Agreement provides that the Company is to receive any and all royalties, payments, license fees, and other consideration generated by the Assigned Agreements. As part of the assignment, IOWC has agreed to transfer its 20% interest in BioLargo, LLC.

      In consideration of the Rights and the Assigned Agreements, the Company has agreed to issue IOWC a total of 38% of its common stock.

      The parties further agreed to enter into additional agreements in furtherance of the July 2005 letter of intent between the Company and IOWC, including (i) an asset purchase agreement ("Asset Purchase Agreement") whereby the Company would acquire the two U.S. patents held by IOWC, (ii) a research and development agreement ("R&D Agreement") with a company to be managed and controlled by Mr. Code, and (iii) an employment agreement ("Employment Agreement") with Mr. Code. In consideration of the Asset Purchase Agreement, the Company has agreed to issue IOWC an additional one percent of its common stock. In consideration of the R&D Agreement and Employment Agreement the Company has agreed to issue to Mr. Code 17.6% of its common stock.

      The Company intends to enter into the Employment Agreement with Mr. Code in the near future. The Employment Agreement is anticipated to provide that Mr. Code will be appointed Chief Technology Officer of BLTI, and receive a monthly salary of $15,400. The Company is required to obtain the approval of its stockholders prior to the issuance of the common stock to IOWC required in the M&L Agreement. In the event that the Company's stockholders do not approve the issuance of stock, the M&L Agreement shall terminate, and all rights granted to the Company and its subsidiary BLTI shall revert to BioLargo.

Item 3.02   Unregistered Sales of Equity Securities

      On December 31, 2005, the Company sold an aggregate amount of $299,500 of its promissory notes ("Notes") due and payable January 31, 2007 to twelve individual investors. Each Note bears interest at a rate of 10% per annum, and can be converted, in whole or in part, into shares ("Shares") of the common stock (the "Common Stock") of the Company, at an initial conversion price of $0.025 per share.


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      The Notes may not be converted by either the Company or the holder unless and until each of the following events has first occurred: (i) the Company's stockholders have approved an increase in the number of shares of common stock authorized by the Company's Certificate of Incorporation in an amount not less than the amount required to permit all warrants issued in this series to be converted into shares of the Company's Common Stock as provided herein, at a validly held meeting of stockholders at which a quorum is present and acting throughout; and (ii) the Company has filed with the Secretary of State of State of Delaware a Certificate of Amendment to the Company's Certificate of Incorporation to amend its Certificate of Incorporation to increase the number of shares of common stock authorized by the Company's Certificate of Incorporation.

      Purchasers of the Notes will receive, for no additional consideration, a stock purchase warrant (the "Warrant") entitling the holder to purchase a number of Shares of Common Stock equal to the number of Shares of Common Stock into which the Note is convertible. The Warrant is exercisable at an initial price of $0.05 per Share and will expire on January 31, 2008.

      These offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Item 9.01 Financial Statements and Exhibits

(c)   Exhibits

      Exhibit No. Description

      10.1        Marketing and License Agreement

      10.2        Form of Promissory Note

      10.3        Form of Warrant


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2006                  NUWAY MEDICAL, INC.


                                       By: /s/ Dennis Calvert
                                           -------------------------------------
                                            Dennis Calvert
                                            Chief Executive Officer